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                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                  FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                                  Commission File Number  0-7214

                                HECHINGER COMPANY
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             (Exact name of registrant as specified in its charter)

              1801 McCormick Drive, Largo, MD 20774 (301) 925-3007
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    (Address, including zip code, and telephone number. including area code, of registrant's principal executive offices)

                               6.95% Senior Notes
                             9.45% Senior Debentures
                   5-1/2% Convertible Subordinated Debentures
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         (Title of all other classes of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           |  X  |           Rule 12h-3(b)(1)(ii)|  --  |
Rule 12g-4(a)(1)(ii)          | --  |           Rule 12h-3(b)(2)(i) |  --  |
Rule 12g-4(a)(2)(i)           | --  |           Rule 12h-3(a)(2)(ii)|  --  |
Rule 12g-4(a)(2)(ii)          | --  |           Rule 15d-6          |  --  |
Rule 12h-3(b)(1)(i)           |  X  |


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      Approximate number of holders of record as of the certification or notice date:

      6.95% Senior Notes                               70
      9.45% Senior Debentures                          64
      5-1/2% Convertible Subordinated Debentures      255

      Pursuant to the requirements of the Securities Exchange Act of 1934 Hechinger Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 18, 1999               By: /s/ Conrad F. Hocking
                                        -----------------------
                                        Name:  Conrad F. Hocking
                                        Title: Vice President-Finance and
                                               Acting Chief Financial Officer
                                               (principal accounting officer)

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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